Exhibit 99.2

For Immediate Release

3M Increases Dividend 16 Percent

Company Marks 60 Consecutive Years of Dividend Increases

ST. PAUL, Minn. — Jan. 25, 2018 — The 3M Board of Directors (NYSE:MMM) today declared a dividend on the company’s common stock of $1.36 per share for the first quarter of 2018, a 16 percent increase over the quarterly dividend paid in 2017. The dividend is payable March 12, 2018, to shareholders of record at the close of business on Feb. 16, 2018.

“A strong, steady and rising dividend is a hallmark of our enterprise,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “This increase reflects confidence in our ability to continue generating premium returns in 2018 and beyond.”

The company has paid dividends to its shareholders without interruption for more than 100 years.

As of Dec. 31, 2017, 3M had 594,884,237 common shares outstanding and 78,598 shareholders of record.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 91,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNews.

Contacts:

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

Tony Riter, 651-733-1141

or

Media Contact:

Lori Anderson, 651-733-0831